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                           VOTING AGREEMENT

     This Voting Agreement dated as of March 20, 1997 is entered into between ALLEGIANT BANCORP, INC. ("Allegiant"), and the undersigned stockholder ("Stockholder") of RELIANCE FINANCIAL, INC. ("Reliance").

     WHEREAS, Reliance and Allegiant have proposed to enter into an Agreement and Plan of Merger (the "Agreement"), dated as of the date hereof, which contemplates the acquisition by Allegiant of 100% of the common stock of Reliance (the "Reliance Stock") by means of a merger of Reliance with and into Allegiant (the "Merger"); and

     WHEREAS, Allegiant is willing to expend the substantial time, effort and expense necessary to implement the Merger, only if Stockholder enters into this Voting Agreement; and

     WHEREAS, the Stockholder believes that the Merger is in his best interest and the best interest of Reliance;

     NOW, THEREFORE, in consideration of the premises, Stockholder hereby agrees as follows:

           1.   Voting Agreement.  Stockholder shall vote, or cause
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to be voted, all of the shares of Reliance Stock he now or
hereafter owns and over which he now has, or prior to the record date for voting at the Meeting (as hereinafter defined) acquires, voting control in favor of approving the Agreement and the transactions contemplated thereby at the meeting of stockholders of Reliance to be called for such purpose (the "Meeting").

           2.   No Competing Transaction.  Stockholder shall not
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vote any of his shares of Reliance Stock in favor of any other merger or sale of all or substantially all the assets of Reliance to any person other than Allegiant or its affiliates until closing of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Reliance and Allegiant, whichever comes first.

           3.   Transfers Subject to Agreement.  Stockholder shall
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not transfer his shares of Reliance Stock unless the transferee, prior to such transfer, executes a voting agreement with respect to the transferred shares substantially to the effect of this Voting Agreement and reasonably satisfactory to Allegiant.

           4.   No Ownership Interest.  Nothing contained in this
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Voting Agreement shall be deemed to vest in Allegiant any direct or indirect ownership or incidence of ownership of or with respect to any shares of Reliance Stock. All rights, ownership and economic benefits of and relating to the shares of Reliance Stock shall remain and belong to Stockholder and Allegiant shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Reliance or exercise any power or authority to direct Stockholder in the voting of any of his shares of Reliance Stock, except as otherwise expressly provided herein, or the performance of his duties or responsibilities as a director of Reliance.

           5.   Evaluation of Investment.  Stockholder, by reason of
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his knowledge and experience in financial and business matters and in his capacity as a director and/or executive officer of a financial institution, believes himself capable of evaluating the merits and risks of the potential investment in common stock of Allegiant, $0.01 par value ("Allegiant Common Stock"), contemplated by the Agreement.


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           6.   Documents Delivered.  Stockholder acknowledges
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having reviewed the Agreement and its attachments and that reports, proxy statements and other information with respect to Allegiant filed with the Securities and Exchange Commission (the
"Commission") were, prior to his execution of this Voting
Agreement, available for inspection and copying at the Offices of the Commission and that Allegiant delivered the following such documents to Reliance:

                (a)   Allegiant's Annual Report on Form 10-K
                      for the year ended December 31, 1996; and

                (b) Allegiant's Annual Report to Shareholders for the year ended December 31, 1996.

           7.   Amendment and Modification.  This Voting Agreement
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may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by Stockholder and Allegiant.

           8.   Entire Agreement.  This Voting Agreement evidences
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the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Agreement. This Voting Agreement supersedes any agreements among Reliance and the Stockholder concerning the Agreement, disposition or control of the stock of Reliance.

           9.   Severability.  The parties agree that if any
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provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

           10.  Specific Performance.  The parties hereto agree that
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if for any reason the Stockholder shall have failed to perform his obligations under this Voting Agreement, then Allegiant shall be entitled to specific performance and injunctive and other equitable relief, and the Stockholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that Allegiant may have against the Stockholder for any failure to perform his obligations under this Voting Agreement.

           11.  Counterparts.  This Voting Agreement may be executed
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in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           12.  Governing Law.  The validity, construction,
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enforcement and effect of this Voting Agreement shall be governed by the internal laws of the State of Missouri, without regard to its conflicts of law principles.

           13.  Headings.  The headings for the paragraphs of this
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Voting Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation of this Voting Agreement.

           14.  Termination.  This Voting Agreement shall terminate
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upon the consummation of the Merger, termination of the Agreement or abandonment of the Merger by the mutual agreement of Reliance and Allegiant, whichever comes first.

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           15.  Successors.  This Voting Agreement shall be binding
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upon and inure to the benefit of Allegiant and its successors, and
Stockholder, such Stockholder's respective executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Voting Agreement shall survive the death or incapacity of Stockholder. This Voting Agreement may be assigned by Allegiant only to an affiliate of Allegiant.

                   ALLEGIANT BANCORP, INC.



                   By: _______________________________________________
                       Marvin S. Wool
                       Chairman and Chief Executive Officer


                   STOCKHOLDER



                   ___________________________________________________
                   Name (printed):____________________________________


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